EXHIBIT (c)(6)

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation Philosophy. The overall focus of TriMas Corporation's compensation program is to enhance shareholder value through attainment of the Company's strategic goals. The executive compensation program is intended to motivate executives by rewarding them for achieving results and, therefore, a significant portion of the total compensation to Company executives is "at risk."

     The Compensation Committee of the Board of Directors is composed entirely of outside directors and is responsible for establishing and monitoring executive compensation. The Committee has a subjective approach to compensation and consequently uses its discretion to set executive compensation at levels warranted in its judgment by both external and internal circumstances.

     Although the Committee considers a variety of factors when it establishes compensation, it does not weigh them or utilize them in formulas. In general, the relevant factors considered by the Committee are the Company's operating and financial performance (both relative to internal criteria and to the performance of comparable companies); the performance, responsibilities and tenure of individual executives; the competitive environment for skilled executive talent; and general economic conditions and outlook.

     The objectives of the Company's executive compensation program are to:

     o Support the achievement of desired Company performance by ensuring that an appropriate relationship exists between executive compensation and the creation of long-term shareholder value.

     o Provide compensation that will motivate, attract and retain superior management talent and reward performance.

     o Align the executive officers' interests with the success of the Company by placing a significant portion of their compensation "at risk."

     Executive Officer Compensation Program. The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of stock options and restricted stock awards. The Compensation Committee reviews the Company's annual and long-term goals when considering compensation of executive officers, but compensation decisions are a function of the Compensation Committee's discretionary judgment rather than the application of plan formulas.

     The Committee is familiar with Internal Revenue Code Section 162(m), which limits the deductibility of annual executive compensation in excess of $1,000,000 for the highest paid executives. The Committee does not anticipate that compensation will exceed such amount for the foreseeable future and therefore has not taken specific action with respect to this issue. The Committee will continue to review the compensation of the Company's executives and to evaluate the impact of Section 162(m) and regulations issued thereunder.

     Base Salary. In determining base salaries, the Committee takes into account individual experience and contributions to the Company's performance, as well as specific issues particular to the Company.

     Annual Incentive Compensation. The purpose of the Company's annual incentive compensation program is to provide a direct financial incentive in the form of an annual cash bonus to executive officers to achieve the Company's annual goals and long-term growth and performance.

     Long-Term Stock Incentive Program. The Company's 1995 Long Term Stock Incentive Plan provides for the grant of stock options, restricted stock awards and other types of awards in connection with the Company's long-term incentive program for executive officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct relationship between executive compensation and shareholder returns. The Committee strongly believes that by providing those individuals who have substantial responsibility for the management and growth of the Company, and the maximizing of shareholder returns, with an opportunity to increase their ownership of Company Common Stock, the best interests of shareholders and executives will be more closely aligned. The Company's stock options and restricted stock awards generally vest over periods of eight and ten years which increases the long-term aspect of these awards. The Committee considers the history of awards previously granted in determining new grants. As a result of the Company's extended vesting schedule, the dollar value of these stock-based incentives can appreciate to substantial amounts since there is a longer time period for the Company stock price to appreciate. Many other companies have a shorter vesting schedule which enables individuals to receive their incentives in a shorter time period.

     Discussion of 1996 Executive Officer Compensation. In considering changes in compensation of executive officers for 1996, the Committee has reviewed compensation levels and both Company and individual performance within the framework of the Company's compensation philosophy, as well as the Company's financial performance during the year, as described above.

     At Mr. Campbell's request, his base salary has not been adjusted since mid-year 1995 and his annual cash incentive compensation has not been adjusted since 1994.

     Mr. Manoogian, who serves as the Chairman of the Board and is active in Company affairs, is not a full-time employee of the Company. This is reflected in the level of Mr. Manoogian's cash compensation, as well as in the responsibilities and compensation of Mr. Campbell. Mr. Manoogian has not participated in the stock option and restricted stock award program or the Company's retirement or other benefit programs.

                                               Eugene A. Gargaro, Jr., Chairman
                                               John A. Morgan
                                               Helmut F. Stern

                       COMPENSATION OF EXECUTIVE OFFICERS
                           Summary Compensation Table

     The following table summarizes the annual and long-term compensation of the Company's executive officers for 1996, 1995 and 1994.

                                                Long-Term Compensation
                                                ----------------------
                                                     Awards
                                                ----------------------
                                                                       All Other
                           Annual Compensation  Restricted Securities  Compensa-
Name and Principal       -----------------------  Stock    Underlying   tion
Position                 Year  Salary     Bonus  Awards(1)   Options     (2)
--------------------     ----  ------     ------ --------- ---------- ----------
Richard A. Manoogian
   Chairman of the
   Board ................1996 $100,000         0         0       0             0
                         1995  100,000         0         0       0             0
                         1994  100,000         0         0       0             0

Brian P. Campbell
   President ............1996  502,000  $265,000  $152,000       0      $ 35,000
                         1995  488,000   265,000   466,000       0        34,000
                         1994  460,000   265,000   260,000       0        32,000

William E. Meyers
   Vice President,
   Controller ...........1996  182,000    83,000    55,000   7,189(3)     12,000
                         1995  174,000    83,000   188,000       0        12,000
                         1994  162,000    80,000    92,000       0        11,000

Peter C. DeChants
   Vice President,
   Treasurer ............1996  174,000    65,000    53,000       0        12,000
                         1995  168,000    65,000   171,000       0        11,000
                         1994  157,000    63,000    81,000       0        10,000

Douglas P. Roosa
   Vice President,
      Administration(4)..1996  113,000    25,000   124,000       0          0

-------------------

(1) This column sets forth the dollar value, as of the date of grant, of awards of restricted stock made in 1996, 1995 and 1994 under the Company's 1995 Long Term Stock Incentive Plan and the Company's 1988 Restricted Stock Incentive Plan. Restricted stock awards granted to executive officers to date vest over a period of ten years from the date of grant with ten percent of each award vesting annually. In general, vesting is contingent on a continuing employment or consulting relationship with the Company. The plans provide that all shares vest immediately upon death or permanent and total disability of a participant or the occurrence of certain events constituting a change in control of the Company. Mr. Manoogian has not participated in either of these plans. The following number of shares were awarded to the participating executive officers in 1996: Mr. Campbell-- 8,260 shares; Mr. Meyers -- 2,990 shares; Mr. DeChants-- 2,860 shares; and Mr. Roosa-- 5,000 shares. As of December 31, 1996, the aggregate number and market value of restricted shares of Company Common Stock held by the participating executive officers were:
     Mr. Campbell-- 105,934 shares valued at $2,529,000; Mr. Meyers-- 27,536 shares valued at $657,000; Mr. DeChants 23,575 shares valued at $563,000; and Mr. Roosa-- 5,000 shares valued at $119,000. Recipients of restricted stock awards receive dividends on unvested shares.

(2) This column includes Company contributions and allocations under the Company's defined contribution retirement plans for each year for the accounts of each of the executive officers other than Mr. Manoogian, who does not participate in these plans.

(3) No original option grants were made in 1996, 1995 or 1994. The sole option granted in those years is a restoration option granted on account of the surrender of previously owned shares as payment upon the exercise of a previously held stock option. The restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

(4) Mr. Roosa became an employee in March 1996. Consequently, the table does not set forth information for prior years, but information for 1996 includes all compensation paid to him since he joined the Company.

                               OPTION GRANT TABLE

     No original options were granted in 1996. A restoration option was granted to Mr. Meyers as a result of the exercise in 1996 of an option granted in a prior year. A restoration option is a feature associated with a previously granted option but does not constitute an increase in the aggregate number of shares covered by the original option, extend the term of the original option or increase the potential realizable value of the original option. An option holder may exercise an original option by delivering previously owned shares instead of cash. The option holder then receives a restoration option that gives the right to purchase shares equal in number to the shares delivered with an exercise price equal to the price of the shares at the time delivered, in order to continue the long-term incentive effect of the original option. Restoration options cannot be exercised until six months after their grant date. The following table sets forth information concerning the restoration option granted to Mr. Meyers during 1996.

                                                            Potential Realizable
                                                                  Value at
                                                               Assumed Annual
                                                                Rates of Stock
                                                              Price Appreciation
                                                                  for Option
                            Individual Grants                       Term(1)
                     -------------------------------------------- --------------
                     Number of    % of Total     Exercise
                    Securities  Options Granted  Price
                    Underlying    to Employees   Per   Expiration
Name              Options Granted   in 1996      Share   Date     5%      10%
-----              --------------- ------------ ------ -------- -------  -------

William E. Meyers.....7,189          45%        $19.75  4/3/01  $39,000  $87,000

-------------------

(1) These amounts are based on assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on overall market conditions and the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be realized.


                    OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth information concerning each exercise of stock options during 1996 by each of the executive officers and the value at December 31, 1996, of unexercised options held by such individuals. Options vest over a period of eight years from the date of grant and expire ten years from the date of grant. In general, vesting is contingent on a continuing employment or consulting relationship with the Company. Upon the occurrence of certain events constituting a change in control of the Company, all options previously granted immediately become fully exercisable. If a participant incurs an excise tax under Section 4999 of the Internal Revenue Code in connection with such vesting, the participant will receive an additional payment as reimbursement for such excise tax. The value of unexercised options reflects the increase in market value of Company Common Stock from the date of grant through December 31, 1996 (the closing price of Company Common Stock on December 31, 1996, was $23 7/8 per share). Value actually realized upon exercise by the executive officers will depend on the value of Company Common Stock at the time of exercise.


                                         Aggregate Option Exercises in 1996 and December 31, 1996 Option Value
                                 -----------------------------------------------------------------------------------------

                                                                                                    Value of Unexercised
                                                                  Number of Unexercised Options    In-the-Money Options at
                                                                      at December 31, 1996            December 31, 1996
                                     Shares                       -----------------------------  --------------------------
                                  Acquired on
Name                               Exercise    Value Realized    Unexercisable     Exercisable  Unexercisable  Exercisable
----                              -----------  --------------    -------------     -----------  -------------  -----------
Richard A. Manoogian.............      0              0                   0              0             0              0
Brian P. Campbell................      0              0                50,000        210,000      $750,000     $3,370,000
William E. Meyers................    16,000        $174,000            20,000         11,189       300,000         90,000
Peter C. DeChants................      0              0                20,000         20,000       300,000        300,000
Douglas P. Roosa.................      0              0                   0              0             0              0

                                  PENSION PLANS

     The executive officers other than Mr. Manoogian participate in pension plans maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

                                     PENSION PLAN TABLE

                                     Years of Service(1)
                 ---------------------------------------------------------------
 Remuneration        5        10         15         20         21         22
-------------   --------   --------   --------   --------   --------   --------
$100,000        $  5,645   $ 11,290   $ 16,935   $ 22,580   $ 28,225   $ 33,870
 200,000          11,290     22,580     33,870     45,161     56,451     67,741
 300,000          16,935     33,870     50,806     67,741     84,676    101,611
 400,000          22,580     45,161     67,741     90,321    112,902    135,482
 500,000          28,225     56,451     84,676    112,902    141,127    169,352
 600,000          33,870     67,741    101,611    135,482    169,352    203,223

-------------------

 .(1) The plans provide for service credit for employment with any of the Company, Masco Corporation, MascoTech, Inc. and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the plans' calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a Masco Corporation or MascoTech, Inc. plan. The table does not depict Internal Revenue Code ("Code") limitations on tax qualified plans because one of the plans is a non-qualified plan established by the Company to restore for certain salaried employees (including the participating executive officers) benefits that are otherwise limited by the Code. Approximate years of credited service for each of the executive officers participating in the plans are: Mr. Campbell -- 23; Mr. Meyers -- 9; Mr. DeChants -- 7; and Mr. Roosa -- 1.

(2) For purposes of determining benefits payable, remuneration is equal to the average of the highest five consecutive January 1 annual base salary rates paid by the Company prior to retirement.

     Under the Company's Supplemental Executive Retirement and Disability Plan, certain executive officers and other key executives of the Company, or any company in which the Company or a subsidiary owns at least 20 percent of the voting stock, may receive retirement benefits in addition to those provided under the Company's other retirement plans and supplemental disability benefits. Each participant is designated by the Compensation Committee or the Chairman of the Board (and approved by the Compensation Committee in the case of the executive officers) to receive annually upon retirement on or after the age of 65, an amount which, when combined with benefits from the Company's other retirement plans and for most participants any retirement benefits payable by reason of employment by prior employers, equals 60 percent of the average of the participant's highest three years' cash compensation (limited to base salary and regular year end cash bonus) up to an annual payment which when combined with benefits under the Company's non-qualified plan may not exceed a maximum, currently $386,890. A participant may also receive supplemental medical benefits. A participant who has been employed at least two years and becomes disabled prior to retirement will receive annually 60 percent of the participant's total annualized cash compensation in the year in which the participant becomes disabled, subject to certain limitations on the maximum payment and reduced by benefits payable pursuant to the Company's long-term disability insurance and similar plans. Upon a disabled participant's reaching age 65, such participant receives the annual cash benefits payable upon retirement, as determined above. A surviving spouse will receive reduced benefits upon the participant's death. Participants are required to agree that they will not engage in competitive activities for at least two years after termination of employment, and if employment terminates by reason of retirement or disability, during such longer period as benefits are received under this Plan. Messrs. Campbell, Meyers and DeChants participate in this Plan.